Exhibit (23)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-147796 on Form S-3 and Registration Statement Nos. 333-148993, 333-148238, 333-147450, and 333-147449 on Form S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Vulcan Materials Company and its subsidiary companies (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis of matter paragraph referring to the Company’s acquisition of 100% of the outstanding common stock of Florida Rock Industries, Inc.), appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Birmingham, Alabama
February 29, 2008